EXHIBIT (a)(5)



                           Q&A BERKSHIRE INCOME REALTY


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                          BERKSHIRE INCOME REALTY, INC.

                             9% Series A Cumulative
                           Redeemable Preferred Stock

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WHY A PREFERRED STOCK?

         You will be entitled to receive a 9% cash dividend, $2.25 annualized, $0.5625 payable quarterly. The dividend must be paid before any dividend can be paid on the Company's common stock. Consistent with Maryland law, dividends may be paid only if the Company has available funds.

WHAT IF I WANT TO SELL THE PREFERRED STOCK AT A LATER DATE?

         The Series A Preferred Stock will be listed on the American Stock Exchange.

IS THERE A MINIMUM INVESTMENT?

         No. However, no shares will be issued unless a minimum of 1,000,000 shares of Series A Preferred Stock are issued by the Company.

AM I REQUIRED TO PARTICIPATE IN THE EXCHANGE OFFER?

         No. You have the option to either exchange your Interests for the Series A Preferred Stock or remain in your current investment.

WHAT WILL HAPPEN IF I DON'T EXCHANGE MY INTERESTS?

         Nothing. You will continue to own your Interests in your mortgage fund.

WILL I BE RECEIVING A STOCK CERTIFICATE?

         No. Similar to your current mortgage fund Interest, the Series A Preferred Stock will be issued by book-entry only.

HOW DO I ACCEPT THE OFFER?

         After carefully reading the enclosed prospectus, all you need to do is complete, sign and return the letter of transmittal accompanying the prospectus. You do not need to surrender a stock certificate representing your Interests.

WHO SHOULD I CALL IF I HAVE ADDITIONAL QUESTIONS
REGARDING THIS OFFER?

         We will be happy to answer any questions.
         Please call us at 1-866-33-KRUPP (1-866-335-7877).

This brochure does not constitute an offer to sell or the solicitation of an offer to buy the Series A Preferred Stock, nor will there be any sale of the Series A Preferred Stock in any state where the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. The information contained in this brochure is not complete and does not contain all of the information you should consider in connection with the offer. You should read the entire enclosed prospectus carefully, including "Risk Factors," before deciding to accept the offer. Some of the material risks include the fact that:

         The offer consideration was determined without arm's-length negotiations and may not reflect the fair market value of the Interests.

         By tendering their Interests, investors will be changing the nature of their investment from primarily guaranteed mortgage loans to primarily uninsured investments in real estate.

         If the Company does not have legally available funds, distributions actually paid on the Series A Preferred Stock may be less than the stated preferential amount, and distributions received by holders who retain their Interests could be greater than this stated preferential amount.

         The trading prices of the Series A Preferred Stock may be less than the value assigned for purposes of determining the offer consideration.

         Tendering holders will relinquish their right to share in future appreciation, if any, in the value of the mortgage funds' assets. Only holders who retain their Interests and KRF Company, the Company's sole common stockholder, will be able to share in this future appreciation.

         The Company's advisor and some of its directors are subject to conflicts of interest as a result of the affiliate with The Berkshire Group.

         Because the persons who control us also are affiliated with the mortgage funds, there are conflicts of interest associated with the making of the offers.

         Tendering holders may not necessarily receive a return that is proportional to the relative value of their interests as compared to the investment of our affiliates.

         The Company has no operating history or established financing sources.

         Holders of the Series A Preferred Stock will have limited voting rights.

         The exchange will generally be a taxable event for federal income tax purposes that may result in gain to tendering holders.

         There may be adverse tax consequences if the Company fails to qualify as a REIT.

                            BERKSHIRE INCOME REALTY
                                ONE BEACON STREET
                                BOSTON, MA 02108
                         1-866-33-KRUPP (1-866-335-7877)


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                            [BERKSHIRE INCOME REALTY]

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BERKSHIRE INCOME

YOUR CURRENT INVESTMENT

         You currently own an Interest in one of the six mortgage funds sponsored by the Krupp Funds Group. Your mortgage fund is not permitted to reinvest the funds it receives from repayments of its mortgage loan assets, but instead must distribute the net cash proceeds attributable to these repayments to the fund investors. As anticipated, the mortgage funds have experienced significant payoffs of their mortgage loan assets. This has resulted in ever-decreasing levels of regular distributions by the mortgage funds.

THE EXCHANGE OFFER

         We, Berkshire Income Realty, Inc., an affiliate of the Krupp Funds Group, are offering you the opportunity to exchange the Interests in your mortgage fund for our shares of 9% Series A Cumulative Redeemable Preferred Stock, which is expected to be listed on the American Stock Exchange under the symbol "BIR." The terms of this exchange offer are described in the enclosed prospectus.

         We are a newly formed company whose objective is to acquire, own and operate multi-family residential properties. We intend to operate our business to qualify as a real estate investment trust (a REIT).

         By making this offer, we are seeking to provide you with an opportunity to exchange all or part of your Interests for a preferred security in a newly organized REIT. This preferred security will be issued by us, a company having substantially different assets and different objectives and a substantially different ownership structure from your mortgage fund, and will have substantially different dividend and liquidation rights and trading liquidity from your Interests.

         You will not be required to pay any commissions or transfer fees in connection with the exchange of your Interests for the Series A Preferred Stock.

         We are not seeking to exchange our Series A Preferred Stock for all of the outstanding interests in your mortgage fund. The number of interests we are seeking, and the number of shares of Series A Preferred Stock we are offering to exchange for those interests, are described in the enclosed prospectus.

         Unless extended, this offer will expire on the expiration date set forth in the enclosed prospectus. We may extend the expiration date at our option, by issuing a press release not later than 9:00 a.m., New York City time, on the day after the day on which the offer was previously scheduled to expire.

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         INVESTMENT HIGHLIGHTS

         9% RATE                9% annual preferred return

         LIQUIDITY              To be listed on the American Stock Exchange

         SENIOR POSITION        Dividends must be paid on the Series A Preferred
                                Stock before any dividends may be paid on the Company's common stock

         NO TRANSACTION COST    No commission or transfer fees

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         THE INVESTMENT

         THE COMPANY            Berkshire Income Realty, Inc., a new REIT that
                                will own multi-family residential properties

         OBJECTIVE OF COMPANY   To acquire, improve and operate quality
                                apartment communities

         EXPERIENCED MANAGEMENT Affiliated with The Berkshire Group, which has over $1.1 billion of real estate assets
                                currently under management

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         WHY YOU SHOULD INVEST

         9% RATE                9% annual preferred return, payable quarterly

         LIQUIDITY              To be listed on the American Stock Exchange

         CALL PROTECTION        Non-callable until February 15, 2010 (7 years)
                                (unless unanticipated regulatory related changes occur)

         SIMPLE SIGN-UP         Read the prospectus carefully. Then just
                                complete, sign and return the Letter of
                                Transmittal

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[PHOTOGRAPH - CENTURY APARTMENTS        [PHOTOGRAPH - THE SEASONS
              COCKEYSVILLE, MD]                       LAUREL, MD]


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[PHOTOGRAPH - DORSEYS FORGE             [PHOTOGRAPH - WALDEN POND
              COLUMBIA, MD]                           HOUSTON, TX]


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[PHOTOGRAPH - HANNIBAL GROVE
              COLUMBIA, MD]


EASE OF ACCEPTING OFFER

Sign Letter of Transmittal and send back to us.

No stock certificate needed.

No commissions or transfer fees.

All shares held in book entry.

You may obtain additional copies of the prospectus and letter of transmittal, at our expense, by calling us at 1-866-33-KRUPP (1-866-335-7877).